UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 30, 2008

HUSKER AG, LLC

(Exact name of registrant as specified in its charter)

Nebraska	000-49773	47-0836953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54048 Highway 20 Plainview, Nebraska	68769
(Address of principal executive offices)	(Zip Code)

(402) 582-4446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 30, 2008, Husker Ag, LLC, a Nebraska limited liability company (the “Company”), executed a Consulting Agreement (the “Agreement”) with Mike Kinney d/b/a Clay Ridge Enterprises, LLC, a Nebraska limited liability company, whereby Mr. Kinney agreed to provide certain services to the Company related to risk management. Mr. Kinney currently is the Chairman of the Company’s Board of Directors and its President. Under the Agreement, Mr. Kinney will work as an independent contractor. Specifically, he will assist the Company in managing its risk of fluctuating market conditions related to the Company’s principal inputs, such as corn and natural gas, as well as its primary products, being ethanol and distillers grain. Mr. Kinney will provide services as may be assigned by the Board of Directors in accordance with the Company’s Risk Management Policy. In exchange, the Company will compensate Mr. Kinney in the amount of $8,000 per month. Mr. Kinney will be required to provide, at his own expense, all facilities, equipment, supplies, assistants and other things necessary for him to perform these services. Upon execution of the Agreement, the Company paid a cash bonus to Mr. Kinney in the amount of $16,000 for services provided during the first half of 2008. The Agreement shall remain in effect until it is terminated by either party upon 30 days’ written notice.

Signature Page Following

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUSKER AG, LLC

Date: June 5, 2008	By:	/s/ Mike Kinney
Mike Kinney, Chairman of the Board